Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “First Amendment”) amends the Employment Agreement by and between Bio-Techne Corporation (formerly Techne Corporation), a Minnesota corporation (“Bio-Techne”), and James T. Hippel (“Employee”). This First Amendment is effective as of January 30, 2015 (“Effective Date”).

RECITALS

WHEREAS, the Parties have entered into an Employment Agreement, dated February 5, 2014 (the "Existing Agreement"); and

WHEREAS, the Parties desire to amend the Existing Agreement to clarify the definition of CIC Severance Payment in the Existing Agreement and to allow for recoupment of incentive compensation in accordance with applicable laws or company policies.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.

2.     Amendments to the Existing Agreement. As of the Effective Date (defined above), the Existing Agreement is hereby amended or modified as follows:

(a)     Section 5.2 of the Existing Agreement is hereby amended by:

(i)     deleting the first sentence of that Section; and

(ii)     inserting as a new first sentence the following:

“If there is a Change in Control, as defined below, and Employee's employment is terminated upon consummation of such Change in Control or within one (1) year thereafter, Employee will be paid an amount equal to one (1) year of his then-current base annual salary plus the pro-rated value of any incentive compensation earned through the date of such termination pursuant to Section 2.2 above and the automatic acceleration of any vesting requirements of the equity grants awarded to Employee by Bio-Techne during his employment (hereinafter referred to as the "CIC Severance Payment"); provided, however, that Employee shall be entitled to the CIC Severance Payment set forth in this Section 5.2 only if he executes, does not rescind, and fully complies with a release agreement in a form supplied by Bio-Techne, which will include, but not be limited to, a comprehensive release of claims against Bio-Techne and its directors, officers, employees and all related parties, in their official and individual capacities.

(b)     A new Section 2.7 is added to the Existing Agreement as follows:

“Recoupment. The incentive compensation payable to Employee pursuant to Sections 2.2 and 2.3 hereof shall be subject to reduction, cancellation, forfeiture or recoupment as and to the extent required by the applicable provisions of any law (including without limitation Section 10D of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), government regulation or stock exchange listing requirement, or clawback policy or provision implemented by Bio-Techne pursuant to such law, regulation or listing requirement.”

3.     Except as expressly provided in this First Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties.

THE PARTIES HAVE executed this Agreement in the manner appropriate to each as of the dates set forth below.

BIO-TECHNE CORPORATION

By	//Charles Kummeth//	January 30, 2015
Its Chief Executive Officer		Date

EMPLOYEE

	//James T. Hippel//	January 30, 2015
James T. Hippel		Date